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EXHIBIT 4.44

May 31, 2001

VIA FACSIMILE AND
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FIRST CLASS MAIL
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              Re:      Note Extension or Conversion
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Dear           :

         We are writing in regard to the note payable to you by Telenetics Corporation ("Telenetics"). As you are aware, Telenetics has not been able to repay the note payable to you at the original due date. We regret that Telenetics' liquidity challenges do not allow us to give you a firm date for repayment in the near term. Accordingly, we would like to offer you two alternatives as to the principal balance owed to you that may be more desirable than the current situation. We appreciate your patience in this matter as we strive to reposition Telenetics for a return to profitability. By this letter, Telenetics desires to offer you the opportunity to take advantage of either of the following two options in lieu of repayment of the Note under its current terms:

         Option 1.         Extension of the Note.
                           ---------------------

                  a. The maturity date of the Note would be extended to January 1, 2003; and

                  b. The interest rate of the Note would be increased by two percentage points per annum; and

                  c. You would receive a three-year warrant to purchase one share of common stock for each $5.00 of the current principal amount of the Note. The warrant would have an initial exercise price of $1.00 per share, would be subject to adjustment for stock splits, recapitalizations, mergers and consolidations and would carry piggyback registration rights, subject to certain restrictions.

         2.       Option 2.     Conversion of Note into Shares of Common Stock.
                                ----------------------------------------------

                  a. The entire outstanding principal and interest would be converted into shares of common stock of Telenetics at a conversion price of $0.70 per share; and

                  b. You would receive two three-year warrants to purchase one share of common stock for each $5.00 of the current principal amount of the Note. The first warrant would have an initial exercise price of $0.70 per share and the second warrant would have an initial exercise price of $1.00 per share. Each warrant would be subject to adjustment for stock splits, recapitalizations, mergers and consolidations; and would carry piggyback registration rights subject to certain restrictions.

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         Enclosed for your review in connection with your decision whether to accept or decline Option 1 or Option 2 are copies of the latest Telenetics annual report on Form 10-KSB and quarterly report on Form 10-QSB. Additional reports and documents filed by Telenetics with the Securities and Exchange Commission are available free-of-charge by the contacting the undersigned at Telenetics or by accessing the Securities and Exchange Commission web site at http://www.sec.gov. Telenetics encourages you to review the enclosures, particularly the "Risk Factors" described in the enclosures, and to consult with your professional advisors to the extent you deem appropriate when making your decision.

         To accept either Option 1 or Option 2, please indicate below and return it to the undersigned on or before ________________, 2002. Upon receipt, we will send you the appropriate documentation to complete the transaction. If you do not return the executed subscription agreement on or prior to that date, or if you do not currently qualify as an accredited investor, Telenetics will continue to make the required interest payments on the Note and will repay the remaining principal balance of the Note as Telenetics becomes able.

         Telenetics thanks you for your consideration of the above options and for your continued patience and support.

                                                 Sincerely,

                                                 TELENETICS CORPORATION



                                                 Shala Shashani Lutz, President
                                                 and CEO

Name:                                            Amount of Note:
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Please check option:    Option 1:                Option 2:
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Signature:
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